EXHIBIT 16.1

MANTYLA MCREYNOLDS, LLC
5872 South 900 East, Suite 250
Salt Lake City, UT 84121

December 12, 2006

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street
Washington, D.C. 20549

Re:	Waterbank of America (USA) Inc. Commission File Number 0-51075

Ladies and Gentlemen:

We have read the statements by Waterbank of America (USA) Inc. (“WBKA”), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of WBKA’s Form 8-K report dated December 12, 2006. We agree in all respects with the statements concerning our Firm in such Form 8-K in response to Item 304(a) of Regulation S-K. Furthermore, we are not in a position to agree or disagree with the Company's statements which appear under Item 4.01(b) regarding the new independent accountants.

Sincerely,

/s/ MANTYLA MCREYNOLDS, LLC
MANTYLA MCREYNOLDS, LLC